CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (File No. 33-7232) (“Registration Statement”) of our report dated December 14, 2009, relating to the financial statements and financial highlights appearing in the October 31, 2009, Annual Report of Putnam Global Income Trust. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Pricewaterhouse Coopers LLP
Boston, Massachusetts
February 23, 2010